SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2008

FOUR CRYSTAL FUNDING, INC.
(Exact name of registrant as specified in Charter)

Florida	000-28602	59-3281593
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

375 Bridgeport Avenue, 2nd Floor
Shelton, CT 06484
(Address of Principal Executive Offices)

203-944-9533
 (Issuer Telephone number)

Pro Tech Communications, Inc.
(former name or address of Company)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

As more fully described in Item 2.01 below, on June 4, 2008, Pro Tech Communications, Inc. (the Company), the subsidiary of NCT Hearing Products, Inc. (“NCTH”), entered into a Asset Purchase Agreement (the “Agreement”) with Four Crystal Funding LLC. (“FCF”).

Item 2.01 Completion of Acquisition or Disposition of Assets

Pursuant to the Agreement, FCF purchased 85% of the Company’s outstanding common shares by transferring Mexican Sovereign Bonds with a total face value as actualized at the current value by the Mexican Government of $4,039,872,177 to the Company.  Pursuant to the transaction, NCTH retained 9,415,493 shares of the Company’s common stock which represents 3.5% of the Company’s outstanding shares.  FCF received 228,818,183 shares of common stock and 10,000 shares of preferred shares which shall have voting rights equivalent to 50,000 common shares for each preferred share. Simultaneous with this agreement, the Company changed its name to Four Crystal Funding, Inc. and has applied for a new symbol.

The Company has determined a book value of approximately $15 per share by dividing the total outstanding common shares of 269,197,861 into the current bond value of approximately $4,000,000,000.  However, since the bonds were originally issued in 1930 it is very difficult for the Company to monetize the actual value of the bonds.  Consequently, the bonds could be significantly discounted when, and if, they are liquidated.  As part of the transaction NCT Hearing canceled the debt it held in ProTech and, then in turn, ProTech transferred its pre-investment assets to NCTH.

Item 5.01 Changes in Control of Registrant

On June 4, 2008, the Company entered into a Share Purchase Agreement (the “Agreement”) with Four Crystal Funding LLC (“FCF”), which resulted in a change in control of the Company.  Under this Agreement, FCF purchased 85% of the common shares of the Company by transferring Mexican Sovereign Bonds, with a total face value as estimated by the Mexican Government of approximately $4,000,000,000, to the Company.  The Company has determined a book value of approximately $15.00 per share by dividing the total outstanding common shares of 269,197,861 into the current bond value of approximately $4,000,000,000.

After the transaction, NCTH, the original controlling shareholder of the Company, retained 9,415,493 shares which represent 3.5% of the Company’s outstanding shares and became minority shareholder.  FCF, who purchased 85% of the common shares of the Company, becomes the controlling shareholder of the Company.

Item 5.02 Election of Directors

Cy Hammond resigned as the Chief Financial Officer and Irene Lebovics resigned as President and Chairman effective June 4, 2008. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.   Mr. Hammond and Irene Lebovics remained as members of the Board of Directors.

On June 4, 2008, the Board of Directors elected Michael Parrella as the Company’s President, Chief Executive Officer, Chairman of the Board and Chief Financial Officer.  Mr. Parrella was unanimously elected and ratified to serve an initial 1 year term.

Michael Parrella
Chairman

Michael J. Parrella has an international business and financial background and is also involved with high technology.  He served as Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm was Vice President and General Manager of the TAPS Division of Informatics General Corporation, a company engaged in the development and marketing of systems software. Mr. Parrella was founder of Decision Strategies Corporation, a company established and owned by Mr. Parrella that was sold to Informatics General Corporation.  He serves as Chairman of the Board of the following early stage companies: NCT Group, Inc., Artera Group, Inc., CK41 Direct and Property Solution USA.  Mr. Parrella is also the inventor listed on over sixty patents.  He has successfully raised over $250 million for various companies over the last twenty years.

Item 5.03 Amendments to Articles of Incorporation

On June 4, 2008, we filed with the Secretary of State for the State of Florida an amendment to our Certificate of Incorporation changing our name to “Four Crystal Funding, Inc.” (the “Name Change”).  The name change was declared effective on the open of business on June 5, 2008.

Item 9.01 Financial Statement and Exhibits.

(a) Financial Statements of Business Acquired.

N/A

(b) Pro Forma Financial Information.

N/A

(c) Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated June 4, 2008, among the Company and Four Crystal Funding LLC
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR CRYSTAL FUNDING, INC.

Date: June 11, 2008	By:	/s/ Michael Parrella
Michael Parrella Chief Executive Officer